June 29, 2021

Liberty Utilities (Eastern Water Holdings) Corp.
c/o Algonquin Power & Utilities Corp.
14920 W. Camelback Road
Litchfield Park, AZ 85340
Attention: Todd Wiley
E-mail: todd.wiley@libertyutilities.com

Re: Extension of Closing End Date

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement, dated November 20, 2019 (the "Existing Agreement") between American Water Works Company, Inc., a Delaware corporation (the “Seller”), New York American Water Company, Inc., a New York corporation, and Liberty Utilities Co., a Delaware corporation (the “Purchaser”),1 and capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Existing Agreement.

Pursuant to Section 9.1(b) of the Existing Agreement, if the Closing has not occurred on or before June 30, 2021, the Existing Agreement may be terminated, unless either the Purchaser or the Seller opt to extend the Closing End Date to December 31, 2021 by providing written notice to the other party. As such, by executing this letter agreement (“Letter”), the Seller and the Purchaser mutually notify each other of their respective intent to extend the Closing End Date from June 30, 2021 to December 31, 2021.

Simultaneous with this election, given that December 31, 2021 is a federal holiday, each of the Purchaser and Seller would like to modify the Existing Agreement pursuant to Section 11.11 to change the definition of the Closing End Date from December 31, 2021 to January 3, 2022.

Pursuant to Section 11.2 of the Existing Agreement, by executing this Letter, each of the Purchaser and Seller provide written confirmation of receipt of this notice and make the following acknowledgements: (i) that, other than the conditions to Closing set forth in Section 6.1(d) and Section 6.2(d) of the Existing Agreement, the conditions to Closing contained in Article 6 have been fulfilled or are capable of being fulfilled, and (ii) that the Closing End Date is hereby extended from June 30, 2021 to January 3, 2022.

The undersigned parties hereby agree to the terms and conditions set forth in this Letter, as memorialized by their respective signatures below.

_________________________________________
1 On February 25, 2020, Liberty Utilities Co. assigned all of its rights in and to the Existing Agreement to Liberty Utilities (Eastern Water Holdings) Corp.

         amwater.com

Sincerely,

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ Jordan Mersky
Name:	Jordan Mersky
Title:	Vice President
Date:	June 29, 2021

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:
Liberty Utilities (Eastern Water Holdings) Corp.

By:	/s/ Peter Eichler
Name:	Peter Eichler
Title:	Sec/Tr

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:
New York American Water Company, Inc.

By:	/s/ John T. Dillon
Name:	John T. Dillon
Title:	Vice President & General Counsel